UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 13, 2009

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01:	Other Events

On January 13, 2009, a subsidiary of TECO Energy, TECO Guatemala Holdings, LLC, (“TGH”), delivered a Notice of Intent to the Guatemalan government indicating that it intends to file an arbitration claim against the Republic of Guatemala under the Dominican-Republic-Central America-United States Free Trade Agreement (DR-CAFTA). The Notice of Intent is the first step in the process of filing an arbitration claim under the DR-CAFTA. A claimant must wait at least 90 days after the Notice of Intent before submitting a claim to arbitration. During this 90-day period, the parties may attempt to resolve the dispute amicably through consultation or negotiation.

The Notice of Intent was prompted by actions of the Guatemalan regulatory body, the National Electric Energy Commission (CNEE) in July, which, among other things, unilaterally reset the distribution tariff (VAD), for Empresa Eléctrica de Guatemala (EEGSA), at levels well below the then existing tariffs. This action has caused a significant reduction in earnings for the DECA II segment of TGH. TGH has a 24% ownership interest in EEGSA through a joint venture (DECA II) with Iberdrola Energia, S.A. (“Iberdrola”) and Electricidade de Portugal, S.A.

EEGSA, Iberdrola (EEGSA’s managing partner), and EEGSA’s other investors have actively pursued legal and other efforts in Guatemala to remedy CNEE’s actions. Similarly, TGH engaged in discussions with Guatemalan officials in an attempt to resolve the dispute. To date, these efforts have not resolved the dispute and TGH is proceeding with the initiation of a claim under the DR-CAFTA. Iberdrola has initiated similar proceedings under the bilateral trade treaty in place between the Republic of Guatemala and the Kingdom of Spain.

This report contains forward looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results and outcomes may differ materially form those forecasted. The forecasted information is based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this report, except as may be required by law. Additional information is contained under “Risk Factors” in TECO Energy’s Annual Report on Form 10-K for the period ended December 31, 2007 as updated by its Quarterly Reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2009	TECO ENERGY, INC.
(Registrant)

/s/ S. W. Callahan
S. W. Callahan
Vice President-Treasury
and Risk Management (Principal Accounting Officer)